Exhibit 99.1

Bion to Develop Sustainable Beef Production Demonstration Facility

September 28, 2021. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that largely mitigates environmental impacts and recovers high-value coproducts, announced it has executed a lease for a site near Fair Oaks, Indiana, where Bion will develop a sustainable and/or organic grain-finished beef production facility that will include its first third generation waste treatment technology (3G Tech) platform at commercial scale.

The facility is being built as the next step in Bion’s development of a sustainable grain-finished (vs solely ‘grass-fed’) beef product line, consisting of both conventional and organic beef products. Bion’s patented 3G Tech platform will provide resource recovery and verified waste treatment, including dramatic reductions in carbon and nutrient/water footprints, as well as pathogens linked to foodborne illnesses and antibiotic resistance. The facility will be designed to feed approximately 300 head of beef cattle in state-of-the-art covered barns that can be re-configured to house swine when appropriate. Bion’s 3G-Tech system will be sized with the capacity to treat the waste from approximately 1,500 head – large enough to demonstrate engineering commercial scale, but small enough that it can be constructed and commissioned quickly. Bion anticipates startup sometime in the Spring of 2022.

Successful installation, startup, and steady state operations at the facility will demonstrate scalability and determine biogas and nitrogen recovery efficiencies at scale. The facility is anticipated to produce sufficient ammonium bicarbonate for both commercial testing by potential joint venture partners and university growth trials. The platform will generate operating data to support certification requirements for various private and regulatory agencies, such as USDA’s Process Verified Program (PVP) for a USDA-certified sustainable brand. The facility will also produce sustainable beef products – conventional and organic – for initial test-marketing efforts. These critical steps must be accomplished in order to move forward with joint ventures to develop the large-scale projects that will be needed to supply national distribution.

Mike McCloskey, Chairman of Fair Oaks Farms, stated, “Innovation in environmental sustainability is a concept we take very seriously at Fair Oaks Farms. The consumer understands, and we wholeheartedly agree, that sustainability is not a passing trend. In addition to our own efforts, we have worked with like-minded producers in the dairy and pork industries to develop sustainable production. It only makes sense to support Bion’s sustainable beef demonstration project, which will be our new neighbor. This is a significant effort designed to shrink beef production’s environmental footprint, while simultaneously improving production economics.”

Craig Scott, Bion’s director of communications, stated, “We believe that today there exists substantial unmet demand – potentially very large – for ‘real’ beef and pork products that offer the sustainability consumers seek, but with the quality of taste and texture they have come to expect from grain-finished American beef and pork. We think there is a similar unmet demand for organic grain-finished beef and pork products with that same level of verified sustainability. We look forward to demonstrating that we can produce the environmentally sustainable products the consumer clearly wants, while also ensuring economic sustainability and expanded opportunities for the producer.”

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About Bion: Bion’s patented third generation (3G) technology was designed to substantially reduce the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide a pathway to true economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $200 billion U.S. livestock industry, the environment, and the consumer. For more information, see Bion’s website, www.bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘anticipate’, believe’, ‘potential’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct

cscott@bionenviro.com